UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 25, 2025

Alumis Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-42143	86-1771129
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

280 East Grand Avenue

South San Francisco, California 94080

(Address of principal executive offices)

Registrant’s telephone number, including area code: (650) 231-6625

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	ALMS	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.	Other Events.

Collaboration and License Agreement

On March 25, 2025, Alumis Inc. (the “Company”) entered into a collaboration and license agreement (the “Collaboration Agreement”) with Kaken Pharmaceutical Co., Ltd. (“Kaken”). Under the terms of the Collaboration Agreement, the Company granted to Kaken an exclusive right to develop, manufacture and commercialize ESK-001 for dermatology indications in Japan, with options to expand the license, subject to option payments and certain cost-sharing obligations on the part of Kaken, to include rheumatological and gastrointestinal diseases. In exchange, Kaken will pay the Company an upfront, non-refundable payment of $20 million U.S. Dollars (“USD”), and will pay the Company an aggregate of $20 million USD towards global development costs for ESK-001 in the dermatology field through the end of 2026, and thereafter will pay a specified share of development costs applicable to the dermatology field, and any field for which Kaken exercises its option, subject to Kaken’s right to opt out of cost-sharing in certain indications in specified circumstances. In addition, the Company is entitled to receive aggregate payments of up to approximately $140 million USD upon the achievement of regulatory and commercial milestones and field option payments, as well as tiered royalties ranging from the low double-digits into the twenties on aggregate net sales of ESK-001 in Japan. The Collaboration Agreement further provides that Kaken will be responsible for the clinical development, regulatory approvals and commercialization of ESK-001 in Japan in dermatology and other indications for which Kaken has exercised its option, and the Company will retain rights to ESK-001 in all other indications and geographies.

In connection with the Collaboration Agreement, the Company issued a press release on March 25, 2025 titled “Alumis and Kaken Pharmaceutical Announce Collaboration and Licensing Agreement for ESK-001 in Dermatology in Japan”. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K (the “Report”).

The Company also reports that, as of March 25, 2025, its current estimated cash, cash equivalents and marketable securities (“cash position”), together with the upfront payment and applicable non-contingent global development cost payments in 2025 and 2026 from the Collaboration Agreement, would provide runway to advance the Company’s current pipeline through the topline data readout for the Company’s Phase 3 ONWARD program in adults with moderate-to-severe psoriasis.

Preliminary Financial Information and Forward-Looking Statements

The cash position reported herein is estimated preliminary financial information as of the date of this Report, and subject to change. The Company’s actual results may vary from the estimated preliminary information presented herein. This preliminary financial information has not been audited, or reviewed by the Company’s independent registered public accounting firm. This Report contains forward-looking statements within the meaning of federal securities laws, including the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including the expected current cash runway of the Company. Such statements are based upon current plans, estimates and expectations of management of the Company in light of historical results and trends, current conditions and potential future developments, as applicable, and are subject to various risks and uncertainties, including but not limited to those risk factors set forth in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 19, 2025, that could cause actual results to differ materially from such statements.

The forward-looking statements included in this Report are made only as of the date hereof. The Company assumes no obligation and does not intend to update these forward-looking statements, even if new information becomes available in the future, except as required by law.

The information set forth in this Report, including without limitation the press release, is not deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as may be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description

99.1	Press Release dated March 25, 2025.

104	Cover Page Interactive Data File (embedded within the Inline XBRL Document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alumis Inc.

By:	/s/ Sara Klein
Sara Klein
Chief Legal Officer

Dated: March 25, 2025